AMENDMENT NO. 6 TO

TRANSFER AGENCY SERVICES AGREEMENT

THIS AMENDMENT made as of April 24th, 2023 ("Amendment") to that certain Transfer Agency Services Agreement dated as of February 27, 2017 (as amended and in effect as of the date hereof, "Agreement"), by and between (i) Victory Portfolios II, a Delaware Statutory Trust (the "Client") on behalf of its separate series that are exchange-traded funds ("ETFs") severally and not jointly (each, a "Fund" and collectively, the "Client") and (ii) Citibank, N.A. ("Service Provider" and, with the Client, referred to herein individually as "Party" and collectively as "Parties"). All capitalized terms used but not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Service Provider performs certain transfer agency services for the Client pursuant to the Agreement;

WHEREAS, the Parties wish to amend the list of Funds serviced under the Agreement and to note that certain Funds have new names.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

1.List of Funds (Schedule 4)

Schedule 4 of the Agreement is deleted and replaced with Schedule 4 attached hereto.

2.Representations and Warranties.

(a)Each Party represents and warrants to the other that it has full power and authority to enter into and perform this Amendment, that this Amendment has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(b)The Client represents that it has provided this Amendment to the Boards.

3.Miscellaneous.

(a)This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)Each reference to the Agreement in the Agreement and in every other agreement, contract or instrument to which the Parties are bound, shall hereafter be construed as a reference to the Agreement as separately amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by each Party hereto.

(c)Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

Victory Portfolios II, acting for and		Citibank, N.A.
on behalf of each of its Funds,
severally and not jointly.
By:	/s/ Christopher Dyer	By:	/s/ Patrick Curtin
Name:	Christopher Dyer	Name:	Patrick Curtin
Title:	President	Title:	Managing Director
Date:	04/19/2023	Date:	04/21/2023

Schedule 4
List of Funds (as of April 24, 2023)

	Old Name	New Name
Victory Portfolios II – ETFs
1.	VictoryShares Developed Enhanced Volatility Wtd ETF
2.	VictoryShares Dividend Accelerator ETF
3.	VictoryShares International High Div Volatility Wtd ETF
4.	VictoryShares International Volatility Wtd ETF
5.	VictoryShares US 500 Enhanced Volatility Wtd ETF
6.	VictoryShares US 500 Volatility Wtd ETF
7.	VictoryShares US Discovery Enhanced Volatility Wtd ETF
8.	VictoryShares US EQ Income Enhanced Volatility Wtd ETF
9.	VictoryShares US Large Cap High Div Volatility Wtd ETF
10.	VictoryShares US Multi-Factor Minimum Volatility ETF
11.	VictoryShares US Small Cap Volatility Wtd ETF
12.	VictoryShares US Small Cap High Div Volatility Wtd ETF
13.	VictoryShares USAA Core Intermediate-Term Bond ETF	VictoryShares Core Intermediate Bond ETF
14.	VictoryShares USAA Core Short-Term Bond ETF	VictoryShares Short-Term Bond ETF
15.	VictoryShares Emerging Markets Value Momentum ETF
16.	VictoryShares International Value Momentum ETF
17.	VictoryShares US Small Mid Cap Value Momentum ETF
18.	VictoryShares US Value Momentum ETF
19.	VictoryShares NASDAQ Next 50 ETF
20.	VictoryShares THB Mid Cap ESG ETF
21.	VictoryShares ESG Core Plus Bond ETF	VictoryShares Core Plus Intermediate Bond ETF
22.	VictoryShares ESG Corporate Bond ETF	VictoryShares Corporate Bond ETF
23.	VictoryShares WestEnd US Sector ETF
24.	VictoryShares Free Cash Flow ETF **
25.	VictoryShares Small Cap Free Cash Flow ETF **

** Pending Launch	3